Exhibit 99.1
For Immediate Release
FULL HOUSE RESORTS ANNOUNCES SALE OF HOLIDAY IN EXPRESS
     Las Vegas — (Business Wire) — October 5, 2007 — Full House Resorts (AMEX : FLL) today announced that it has agreed to sell the Holiday Inn Express hotel in Fallon Nevada for $7.2 million in gross proceeds. The company expects to net approximately $6.1 million in after tax proceeds which it intends to use to reduce debt. After considerable deliberation, management determined that the hotel was not strategically important for the Company’s long-term goals or in driving business to the casino. The Company acquired Stockman’s Casino and the Holiday Inn Express in January 2007 for approximately $27.4 million based on a multiple of operating cash flow. The hotel sales price exceeds the operating cash flow multiple paid for the combined entity.
     Andre M. Hilliou, Chief Executive Officer of Full House Resorts, said: “We gave careful consideration to the sale of the Holiday Inn Express hotel but in the end we believe the sale proceeds from the hotel will provide us with greater flexibility to pursue our growth goals. We expect the casino to continue to improve modestly as we upgrade the restaurants and overall operations.”
     The agreement includes a joint marketing agreement with the new owner, a prohibition on gaming activity at the hotel and is subject to a 45 day due diligence period. The sale of the Holiday Inn Express is expected to close in January, 2008.
About Full House Resorts, Inc.
Full House owns, develops and manages gaming facilities. Full House owns the Stockman’s Casino and Holiday Inn Express in Fallon, Nevada which has 8,400 square feet of gaming space with approximately 280 gaming machines, 4 table games and a keno game. The casino has a bar, a fine dining restaurant and a coffee shop. The Holiday Inn Express has 98 guest rooms, indoor and outdoor swimming pools, a sauna, fitness club, meeting room and business center. Full House also receives a guaranteed fee from the operation of Harrington Slots, formerly Midway Slots and Simulcast at the Delaware State Fairgrounds in Harrington, Delaware. Harrington Slots recently opened an expansion and is remodeling its original building which will result in a total of 2,000 gaming devices, a buffet, gourmet Steak House, other food and beverage outlets and an entertainment lounge. Full House also has a management agreement with the Nottawaseppi Huron Band of Potawatomi Indians for the development and management of a first-class casino/resort with 2,500 gaming devices, 90 table games and 20 poker tables in the Battle Creek, Michigan area, which is currently in development. In addition, Full House has a Gaming Management Agreement with the Nambé Pueblo of New Mexico for the development of a coordinated entertainment venue centered on a 50,000 square foot casino and with the Northern Cheyenne Nation of Montana for the development and management of a 27,000 square foot gaming facility. Further information about Full House can be viewed on its web site at www.fullhouseresorts.com.
Forward-looking Statements
Some of the statements made in this release are forward-looking statements. These forward-looking statements are based upon Full House’s current expectations and projections about future events and generally relate to Full House’s plans, objectives and expectations for Full House’s business. Although Full House’s management believes that the plans and objectives expressed in these forward-looking statements are reasonable, the outcome of such plans, objectives and expectations involve risks and uncertainties including without limitation, regulatory approvals, financing sources and terms, integration of acquisitions, competition and business conditions in the gaming industry. Additional information concerning potential factors that could affect Full House’s financial condition and results of operations is included in the reports Full House files with the Securities and Exchange Commission, including, but not limited to, it’s Form 10-KSB for the most recently ended fiscal year.
For the foregoing reasons, readers and investors are cautioned that there also can be no assurance that the outcomes expressed in Full House’s forward-looking statements included in this release and otherwise will prove to be accurate. In light of the significant uncertainties inherent in such forward-looking statements, the inclusion of such information should not be regarded as a representation or warranty by Full House or any other person that Full House’s objectives and plans will be achieved in any specified time frame, if at all. Full House does not undertake any obligation to update any forward-looking statements or to announce revisions to any forward-looking statements.
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For further information, contact:
Mark Miller, Chief Financial Officer
Full House Resorts, Inc.
702-221-7800
www.fullhouseresorts.com
Or
William R. Schmitt
Integrated Corporate Relations
203-682-8200
investors@fullhouseresorts.com